Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth—President & Chief Financial Officer
-or-
Larry Feldman — Chairman
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com

FELDMAN MALL PROPERTIES, INC. REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
***
Conference Call to Discuss Results Will Be Held at 10:00AM EDT, October 29, 2007
Dial in: (800) 257-1836 or go to www.feldmanmall.com
GREAT NECK, N.Y.—October 26, 2007
RELEASE HIGHLIGHTS
•	2nd quarter FFO was $(0.12) per (diluted) share as compared to $0.20 per share (diluted) in 2nd quarter 2006

•	Executive management restructuring
FINANCIAL RESULTS
Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $(1.7) million, or $(0.12) per diluted share, for the second quarter ended June 30, 2007 as compared to $3.0 million, or $0.20 per diluted share for the three months ended June 30, 2006. The Company’s net loss for the three months ended June 30, 2007 was $4.9 million, or $0.40 per share, as compared to net income of $24.4 million, or $1.86 per diluted share for the second quarter of 2006. Net income for the three months ended June 30, 2006 included a $30.0 million gain, or $2.04 per diluted share, on the partial sale of the Foothills Mall. The Company had 14.5 and 14.7 million weighted average common shares and operating partnership units outstanding during the second quarters ended June 30, 2007 and 2006, respectively.
Second quarter results were negatively impacted by a number of non-recurring expenses, including professional fees, incurred in connection with the strategic alternatives process. Management believes that these non-recurring expenses will also impact the third quarter but to a lesser extent. The sale of joint venture interests in the Foothills Mall and Colonie Center during the second and third quarters of 2006, respectively, while having a negative impact on year-over-year comparisons from an operating income standpoint (as per the chart below), generated $80.3 million in cash proceeds. The Company has redeployed those proceeds into capital expenditures for the redevelopment of its existing mall properties and believes that continued redevelopment of its malls will lead to increased shop lease-up, increased shopper traffic and consequently stronger revenues.
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The following items represent changes in income and expense that impacted the Company’s FFO results for the periods indicated (in millions):

	June 30, 2007
	Three	Six
	Months	Months
Property Level Net Operating Income (“NOI”):
Lower rental revenue	$(0.3)	$(0.1)
Higher operating expenses	(0.6)	(1.1)

Same store NOI variance (1)	(0.9)	(1.2)

G&A Expense:
Executive severance (non-recurring)	(0.6)	(0.6)
Strategic alternative costs (non-recurring)	(0.4)	(0.4)
Other recurring G&A expense (2)	(1.5)	(2.6)

Total G&A variance	(2.5)	(3.6)

Effect of Sale to JVs: Colonie & Foothills:
Net operating Income	(3.3)	(6.1)
Decrease in interest expense	1.4	2.9
Increase in management, leasing and development fees	0.8	1.4

Total effect of sale of JV interests	(1.1)	(1.8)
Other:
Golden Triangle Mall NOI (acquired 4/06)	—	0.4
Change in Harrisburg earnout liability	—	2.3
Other income and expense, net	—	(0.7)
Preferred stock dividends	(0.2)	(0.2)

Decrease in FFO	$(4.7)	$(4.8)

(1)	The decrease in NOI for properties that were owned during both the three months ended June 30, 2007 and 2006 periods was due to (i) lower revenue ($0.3 million) primarily due to lower reimbursement revenue as the Company’s average expense recovery ratio decreased from 60% to 56% due to more percentage rent leases that exclude recovery provisions, and (ii) higher operating expenses ($0.6 million) primarily due to higher provision for bad debts, salary and wages, and professional fees.

(2)	Other expenses for the three months ended June 30, 2007 increased $1.5 million due to (i) higher professional fees, SOX-related fees, and construction management fees ($0.9 million), (ii) costs associated with special construction audits and lease audits ($0.3 million) and (iii) higher personnel costs ($0.3 million).
For the six months ended June 30, 2007, FFO totaled $1.3 million, or $0.09 per diluted share as compared to $6.0 million, or $0.41 per diluted share for the six months ended June 30, 2006. The Company’s net loss for the six months ended June 30, 2007 was $5.8 million, or $0.46 per share, as compared to net income of $23.0 million, or $1.75 per diluted share for the six months ended June 30, 2006. The 2007 period includes a non-cash reduction in the Company’s earnout obligation due to affiliates, increasing miscellaneous income in the first quarter by $2.3 million. The Company had 14.5 and 14.7 million weighted average common shares and operating partnership units outstanding during the six months ended June 30, 2007 and 2006, respectively.
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OTHER
Strategic Alternatives
On June 5, 2007, the Company announced that it has retained Friedman, Billings, Ramsey & Co., Inc. to assist the Company in exploring strategic alternatives in order to enhance shareholder value. These strategic alternatives included the raising of capital through the sale of assets of the Company, joint ventures or strategic partnerships, selective acquisitions or dispositions, and the combination, sale or merger of the Company with another entity. While the Company remains committed to exploring strategic alternatives, it does not believe a sale, merger or other strategic alternative is imminent under the current market conditions. During the Company’s second quarter conference call management will update investors on the strategic alternative process.
Deferred Dividend
In light of current market conditions and to enhance the redevelopment of the Company’s malls, the Company has suspended the common dividend and does not expect to declare any additional common dividends in the foreseeable future except as may be required to maintain REIT status.
Executive Management Restructuring
The Company announces the following management restructuring which is effective immediately:
•	Larry Feldman will give up his position as CEO and the accompanying management responsibilities so that he may focus significantly all of his energy on the critical real estate imperatives facing the Company including leasing, anchor tenant retention and replacement, redevelopment and construction, and strategic direction and planning for the Company. He remains Chairman of the Board.

•	Tom Wirth has been named President and remains CFO. Tom will assume management responsibilities for the Company with a focus on public company obligations including timely financial reporting.

•	Jim Bourg retains his position as Chief Operating Officer.

•	To provide support to, and more direct oversight of management, the independent board members have formed an executive committee led by Bruce Moore. The executive committee will remain in place until such time as the Company has retained additional executive talent, or the committee deems its assistance is no longer required.
CONFERENCE CALL
The Company’s executive management team will host a conference call and audio web cast on October 29, 2007 at 10:00 AM EDT to discuss the financial results. The conference call may be accessed by dialing (800) 257-1836. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.
A replay of the call will be available through November 5, 2007 by dialing (800) 405-2236 using pass code 11101247, or individuals may access the replay via the Company’s web site.
NON-GAAP FINANCIAL MEASURES
Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items
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and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.
In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 7 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.
During the October 29, 2007 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income/loss) can be found on page 7 of this release.
*Financial Tables Attached
About Feldman Mall Properties
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.1 million square feet.
To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.
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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)

ASSETS:
Investments in real estate, net	$339,265	$318,440
Investment in unconsolidated real estate partnerships	36,461	32,833
Cash and cash equivalents	3,962	13,036
Restricted cash	31,115	8,159
Rents, deferred rents and other receivables, net	6,433	5,718
Acquired below-market ground lease, net	7,606	7,674
Acquired lease rights, net	8,211	9,262
Acquired in-place lease values, net	7,706	10,049
Deferred charges, net	4,289	3,284
Other assets, net	6,397	5,396

Total Assets	$451,445	$413,851

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Mortgage loans payable	$235,291	$211,451
Junior subordinated debt obligation	29,380	29,380
Secured line of credit	13,000	—
Due to affiliates	1,654	3,891
Accounts payable, accrued expenses and other liabilities	27,500	25,832
Dividends and distributions payable	175	3,315
Acquired lease obligations, net	5,903	6,823
Deferred gain on partial sale of real estate	3,515	3,515
Negative carrying value of investment in unconsolidated partnership	4,450	4,450

Total liabilities	320,868	288,657
Minority interest	10,719	11,649
Commitments and contingencies
Stockholders’ Equity
Series A 6.85% Cumulative Convertible Preferred Stock; 2,000,000 shares authorized; 600,000 shares issued and outstanding; $25.00 liquidation preference	14,599	—
Common stock ($0.01 par value, 200,000,000 shares authorized, 13,047,370 and 13,155,062 issued and outstanding at June 30, 2007 and December 31, 2006, respectively)	131	132
Additional paid-in capital	120,453	120,163
Distributions in excess of earnings	(16,463)	(7,637)
Accumulated other comprehensive income	1,138	887

Total stockholders’ equity	119,858	113,545

Total Liabilities and Stockholders’ Equity	$451,445	$413,851

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Feldman Mall Properties, Inc.

FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Rental	$7,687	$11,787	$15,396	$22,477
Tenant reimbursements	3,417	6,326	6,997	11,665
Management, leasing and development services	875	112	1,698	257
Interest and other income	457	265	3,105	769

Total revenue	12,436	18,490	27,196	35,168

Expenses:
Rental property operating and maintenance	4,462	5,701	8,793	11,225
Real estate taxes	1,463	2,518	3,041	4,570
Interest (including amortization of deferred financing costs)	3,529	5,129	6,640	9,303
Loss from early extinguishment of debt	379	357	379	357
Depreciation and amortization	3,451	5,500	6,856	9,947
General and administrative	4,302	1,800	7,239	3,681

Total expenses	17,586	21,005	32,948	39,083

Loss from operations	(5,150)	(2,515)	(5,752)	(3,915)
Equity in loss of unconsolidated real estate partnerships	(300)	(139)	(655)	(284)
Gain on partial sale of real estate	—	29,968	—	29,968

Income (loss) before minority interest	(5,450)	27,314	(6,407)	25,769
Minority interest	515	(2,962)	608	(2,795)

Net income (loss)	$(4,935)	$24,352	$(5,799)	$22,974
Less preferred stock dividends, net of minority interest	(158)	—	(158)	—

Net income (loss) available to common stockholders — basic	(5,093)	24,352	(5,957)	22,974

Basic income (loss) per share	$(0.40)	$1.90	$(0.46)	$1.79
Diluted income (loss) per share	(0.40)	1.86	(0.46)	1.75

Funds From Operations (FFO) Calculation:
Net income (loss) available to common shareholders	$(5,093)	$24,352	$(5,957)	$22,974
Add:
Depreciation and amortization	3,451	5,500	6,856	9,947
Joint venture FFO adjustment	622	209	1,247	388
Minority interest	(515)	2,962	(608)	2,795
Less:
Gain on partial sale of real estate	—	(29,968)	—	(29,968)
Depreciation of non-real estate assets	(134)	(46)	(242)	(88)

FFO, diluted	$(1,669)	$3,009	$1,296	$6,048

FFO per share	$(0.12)	$0.20	$0.09	$0.41

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,862	12,802	12,862	12,800
Weighted average common stock equivalents and partnership units	1,613	1,891	1,642	1,884

Weighted average shares and units outstanding	14,475	14,693	14,504	14,684

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Add 7
FELDMAN MALL PROPERTIES, INC.
OPERATING STATISTICS
June 30, 2007

							Shop
						Shop	Tenant
Property	Total	Rentable		Annualized	Shop	Tenants	Base Rent
(Ownership	Square	Square	Mall	Base	Tenant	Percentage	Per Leased
Interest)	Feet	Feet	Occupancy	Rent	Square Feet	Leased (A)	Sq. Ft.
Stratford Square (100%)	1,300,000	629,000	94.8%	$8,083,572	384,000	68.34%	$23.85
Tallahassee Mall (100%)	966,000	966,000	92.75	7,416,224	204,000	73.13	22.62
Northgate Mall (100%)	1,100,000	577,000	91.67	7,953,772	315,000	63.36	24.19
Golden Triangle Mall (100%)	765,000	288,000	98.06	3,065,867	171,000	69.85	19.40
Foothills Mall (30.8%)	711,000	502,000	96.72	8,209,269	230,000	91.80	19.24
Colonie Center Mall (25.0%)	1,200,000	668,000	91.95	6,916,906	336,000	80.34	26.34
Harrisburg Mall (25.0%)	922,000	922,000	83.10	5,292,389	270,000	55.64	21.34

Total/Weighted Avg.	6,964,000	4,552,000	92.72%	$46,937,999	1,910,000	71.78%	$22.43

(A)	— Excludes temporary tenants

Lease	Number of	Expiring	% of Total	Expiring	Annualized		Expiring
Expiration	Expiring	Rentable	Sq. Ft.	Base	Base	% of Total	Base Rent
Year	Leases	Area	Expiring	Rent	Rent	Base Rent	Per Sq. Ft.
2007	50	127,347	3.61%	$198,757	$2,385,059	5.1%	$18.73
2008	86	368,141	10.43	372,900	4,474,766	9.5	12.16
2009	67	190,152	5.38	327,875	3,934,473	8.4	20.69
2010	64	221,114	6.26	365,301	4,383,585	9.3	19.82
2011	62	249,735	7.07	415,015	4,980,190	10.6	19.94
2012	42	290,219	8.22	302,900	3,634,757	7.7	12.52
2013	36	326,865	9.26	336,162	4,033,883	8.6	12.34
2014	34	308,591	8.74	363,065	4,356,782	9.3	14.12
2015	22	90,651	2.57	147,336	1,768,042	3.8	19.50
2016 and thereafter	59	1,358,497	38.47	1,082,210	12,986,462	27.7	9.56

Total/Weighted Average	522	3,531,312	100.0%	$3,911,521	$46,937,999	100.0%	$13.29

Sales Per Square Foot
Trailing Twelve Months Ending

	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Stratford Square Mall	$286.93	288.77	284.51	283.33	282.70
Tallahassee Mall	325.00	327.45	320.32	329.34	329.64
Northgate Mall	317.56	320.38	308.42	309.63	308.27
Golden Triangle Mall	293.02	295.70	283.95	278.54
Foothills Mall	308.47	310.35	305.77	306.03	302.35
Colonie Center Mall	303.43	303.33	308.02	299.71	299.95
Harrisburg Mall	270.44	269.92	266.61	260.31	255.03

Total/Weighted Average	$300.69	$302.27	$296.80	$295.27	$296.32

Shop Occupancy with Temporary Tenants
Trailing Twelve Months Ending

	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006
Stratford Square Mall	82.74%	83.19%	82.28%	75.89%	73.76%
Tallahassee Mall	85.98	86.61	88.00	88.00	88.19
Northgate Mall	78.65	84.26	90.18	90.91	84.75
Golden Triangle Mall	91.76	95.26	95.63	78.41
Foothills Mall	87.37	92.71	100.00	96.50	96.52
Colonie Center Mall	87.10	87.18	89.19	90.46	88.96
Harrisburg Mall	77.03	80.72	75.15	80.80	77.90

Total/Weighted Average	84.38%	87.13%	88.63%	85.85%	85.01%

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